Filed Pursuant to Rule 424(b)(3)

Registration No. 333-217578

PROCACCIANTI HOTEL REIT, INC.

SUPPLEMENT NO. 4 DATED NOVEMBER 1, 2018

TO THE PROSPECTUS DATED AUGUST 15, 2018

This Supplement No. 4 supplements, and should be read in conjunction with, the prospectus of Procaccianti Hotel REIT, Inc., dated August 15, 2018, Supplement No. 2 to the prospectus, dated September 7, 2018, which superseded and replaced the Supplement No. 1 to the prospectus, dated August 28, 2018, and Supplement No. 3 to the prospectus, dated October 2, 2018. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.

The purpose of this prospectus supplement is to describe the following:

(1)	the status of our initial public offering (the “Offering”);
(2)	the purchase of additional A Shares by TPG Hotel REIT Investor, LLC in order to fund organizational and offering expenses associated with the shares sold in the Offering;
(3)	the amendment and restatement of our share repurchase program;
(4)	the declaration of distributions to holders of K Shares and distributions paid through October 2018; and
(5)	financial information for a significant hotel acquisition.

Status of this Offering

Our registration statement on Form S-11 for our initial public offering, or the Offering, of $550,000,000 of shares of Class K common stock, or K Shares, Class K-I common stock, or K-I Shares, and Class K-T common stock, or K-T Shares, consisting of up to $500,000,000 of K Shares, K-I Shares and K-T Shares in our primary offering and up to $50,000,000 of K Shares, K-I Shares and K-T Shares pursuant to our distribution reinvestment plan, was declared effective by the U.S. Securities and Exchange Commission, or SEC, on August 14, 2018. As of October 30, 2018, we had accepted investors’ subscriptions for and issued approximately 2,500 K Shares, 5,263 K-I Shares, and 0 K-T Shares in this Offering, resulting in receipt of gross proceeds of $25,000, $50,000, and $0, respectively, for total gross proceeds in this Offering of $75,000.

As previously disclosed, we terminated our private offering of up to $150,000,000 in K Shares and Units (a “Unit” consists of four K Shares and one A Share) prior to the SEC effective date of our Registration Statement on August 14, 2018. At the termination of our private offering, we had received aggregate gross offering proceeds of approximately $15,582,755 from the sale of approximately 1,253,617 K Shares and 318,409 A Shares, which includes 295,409 A Shares purchased by TPG Hotel REIT Investor, LLC, an affiliate of our advisor, to fund organizational and offering expenses associated with the K Shares and Units sold in our private offering.  Further, as disclosed below under “A Shares Purchased by TPG Hotel REIT Investor, LLC,” TPG Hotel REIT Investor, LLC purchased an additional $1,500,000 in A Shares on October 26, 2018 pursuant to a private placement.

Therefore, as of October 30, 2018, we had received total gross proceeds of $17,157,755 from the sale of K Shares, K-I Shares and A Shares in all offerings.

A Shares Purchased by TPG Hotel REIT Investor, LLC

On October 26, 2018, TPG Hotel REIT Investor, LLC, an affiliate of our advisor, completed the purchase of an aggregate of $1,500,000 in shares of our Class A common stock, or A Shares, which equals 150,000 A Shares, par value $0.01 per share, pursuant to a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. Such purchase was made in order to fund organizational and offering expenses associated with the K Shares, K-I Shares and K-T Shares sold in the Offering. Therefore, as of October 30, 2018, we had received total gross proceeds of $4,454,095 from the sale of approximately 445,409 A Shares purchased by TPG Hotel REIT Investor, LLC to fund organizational and offering expenses in both our private offering and the Offering. All references in the prospectus to the total amount of A Shares sold to our advisor and its affiliates are hereby updated accordingly.

Amended and Restated Share Repurchase Program

Effective November 30, 2018, the following information supersedes and replaces the section entitled “Description of Capital Stock – Share Repurchase Program” beginning on page 187 of the prospectus:

Amended and Restated Share Repurchase Program

Our share repurchase program, as described below, may provide eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us, subject to restrictions and applicable law. Stockholders are not required to sell their shares to us. The share repurchase program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as the commencement of execution on a plan of liquidation, the listing of our K Shares, K-I Shares or K-T Shares (or successor security) on a national securities exchange, or our merger with a listed company. We cannot guarantee that a liquidity event will occur.

Repurchase of Shares. A holder of K Shares, K-I Shares or K-T Shares, as applicable, must have beneficially held its shares for at least one year prior to offering them for sale to us through our share repurchase program, unless the K Shares, K-I Shares or K-T Shares, as applicable, are being repurchased in connection with a stockholder’s death, qualifying disability (as defined herein) or other exigent circumstance as determined by our board of directors in its sole discretion. If you have made more than one purchase of K Shares, K-I Shares or K-T Shares in our primary offering, and/or private offering, the one-year holding period will be calculated separately with respect to each such purchase. The Company may, at its sole discretion, repurchase K Shares, K-I Shares and K-T Shares presented to the Company for cash to the extent it has sufficient funds to do so and subject to the conditions and limitations set forth herein. Repurchases of our shares generally will be made quarterly. Shares repurchased under our share repurchase program will become unissued shares and will not be resold unless such sales are made pursuant to transactions that are registered or exempt from registration under applicable securities laws. We will not pay our sponsor, board of directors, advisor or their affiliates any fees to complete transactions under the share repurchase program.

Purchase Price. The per share repurchase price will depend on the length of time you have held such shares as follows:

•	after one year from the purchase date, 92.5% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable;

•	after two years from the purchase date, 95% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable;

•	after three years from the purchase date, 97.5% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable; and

•	after four years from the purchase date, 100% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable.

Shares repurchased in connection with a stockholder’s death or qualifying disability will be repurchased at a purchase price per share equal to 100% of the most recent per share net asset value of the K Shares, K-I Shares and K-T Shares, as applicable. Notwithstanding the foregoing, pursuant to securities laws and regulations, at any time we are engaged in an offering, the repurchase amount shall never be more than the current offering price of such shares. Shares repurchased in connection with a stockholder’s bankruptcy or other exigent circumstance, in the sole discretion of our board of directors, within one year from the purchase date will be repurchased at a price per share equal to the price per share we would pay had the stockholder held the shares for one year from the purchase date.

The purchase price for repurchased shares will be adjusted for any stock dividends, combinations, splits, recapitalizations, or similar corporate actions with respect to our common stock. If we have sold any properties and have made one or more special distributions to our stockholders of all or a portion of the net proceeds from such sales, the per share repurchase price will be reduced by the net sale proceeds per share distributed to stockholders prior to the repurchase date to the extent such distributions are not used to pay accumulated, accrued and unpaid distributions on such K Shares, K-I Shares and K-T Shares. Our board of directors will, in its sole discretion, determine which distributions, if any, constitute a special distribution. While our board of directors does not have specific criteria for determining a special distribution, we expect that a special distribution will occur only upon the sale of a property and the subsequent distribution of net sale proceeds.

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No Encumbrances. All shares presented for repurchase must be owned by the stockholder(s) making the presentment, or the party presenting the shares must be authorized to do so by the owner(s) of the shares. Such shares must be fully transferable and not subject to any liens or encumbrances. Upon receipt of a request for repurchase, we may conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. Any costs in conducting the Uniform Commercial Code search will be borne by us.

Holding Period. Only our K Shares, K-I Shares and K-T Shares that have been held by the presenting stockholder for at least one year are eligible for repurchase, except under certain limited circumstances.

a.	Distribution Reinvestment Plan Shares. In the event that we repurchase all of your shares, any shares that you purchased pursuant to our DRIP will be excluded from the one-year holding requirement. Such shares will be repurchased at a discount based on the applicable holding period of the associated primary shares. In the event that you request a repurchase of all of your shares, and you are participating in the DRIP, you will be deemed to have notified us, at the time you submit your repurchase request, that you are terminating your participation in the DRIP and have elected to receive future distributions in cash. This election will continue in effect even if less than all of your shares are accepted for repurchase unless you notify us that you wish to resume your participation in our DRIP.

b.	Death of a Stockholder. Subject to the conditions and limitations described below, we will repurchase our K Shares, K-I Shares and K-T Shares held for less than one year upon the death of a stockholder who is a natural person, including shares held by such stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request repurchases on behalf of the trust, within two years from the date of death. If spouses are joint registered holders of the shares, the request to repurchase the shares may be made only if both registered holders die. The waiver of the one-year holding period will not apply to a stockholder that is not a natural person, such as a trust (other than a revocable grantor trust), partnership, corporation or other similar entity.

c.	Qualifying Disability. Subject to the conditions and limitations described below, we will repurchase K Shares, K-I Shares and K-T Shares held for less than one year requested by a stockholder who is a natural person, including shares of our common stock held by such stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, with a “qualifying disability” as defined herein, after receiving written notice from such stockholder within two years from the date of the qualifying disability, provided that the condition causing the qualifying disability was not pre-existing on the date that the stockholder became a stockholder. The waiver of the one-year holding period will not apply to a stockholder that is not a natural person, such as a trust (other than a revocable grantor trust), partnership, corporation, or similar entity.

In order for a disability to be considered a “qualifying disability,” (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the Shares to be redeemed, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “applicable governmental agency”). The “applicable governmental agencies” are limited to the following: (1) if the stockholder paid Social Security taxes and therefore could be eligible to receive Social Security disability benefits, then the applicable governmental agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (2) if the stockholder did not pay Social Security benefits and therefore could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the applicable governmental agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (3) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and therefore could be eligible to receive military disability benefits, then the applicable governmental agency is the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time if other than the Veteran’s Administration.

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Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums, will not entitle a stockholder to the special repurchase terms applicable to stockholders with a “qualifying disability” unless permitted in the discretion of our board of directors. Repurchase requests following an award by the applicable governmental agency of disability benefits must be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•	Disabilities occurring after the legal retirement age;
•	Temporary disabilities; and
•	Disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, such disabilities will not qualify for the special repurchase terms except in the limited circumstances when the investor is awarded disability benefits by the other “applicable governmental agencies” described above. However, where a stockholder requests a repurchase of his or her shares due to a disability, and such stockholder does not have a “qualifying disability” under the terms described above, the board of directors may repurchase the stockholder’s shares in its discretion on the special terms available for a qualifying disability.

d.	Involuntary Exigent Circumstance. Our board of directors may, in its sole discretion, waive the one-year holding period requirement in the event of involuntary exigent circumstances such as bankruptcy.

Funding and Operation of the Program. We are not obligated to repurchase shares of our common stock under our share repurchase program. We will limit the number of shares repurchased pursuant to our share repurchase program as follows: (1) we will not repurchase in excess of 5.0% of the weighted average number of K Shares, K-I Shares and K-T Shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which repurchases are being paid (provided, however, that while shares subject to a repurchase requested upon the death of a stockholder will be included in calculating the maximum number of shares that may be repurchased, shares subject to a repurchase requested upon the death of a stockholder will not be subject to the percentage cap); and (2) funding for the repurchase of K Shares, K-I Shares and K-T Shares will be limited to net proceeds we receive from the sale of shares under our DRIP and any other operating funds that may be authorized by our board of directors, in its sole discretion. The foregoing limits might prevent us from accommodating all repurchase requests made in any fiscal quarter or in any 12-month period, in which case quarterly repurchases will be made pro rata, except as described below. Further, our management and/or board of directors reserves the right, in its sole discretion at any time, and from time to time, to reject any request for repurchase for any or no reason.

We will determine whether we have sufficient funds and/or shares available as soon as practicable after the end of each fiscal quarter, but in any event prior to the applicable repurchase date. If we cannot purchase all shares presented for repurchase in any fiscal quarter, based upon insufficient cash available and/or the limit on the number of shares we may repurchase during any year, we will give first priority to the repurchase of deceased stockholders’ shares. While deceased stockholders’ shares will be included in calculating the maximum number of shares that may be repurchased in any annual period, they will not be subject to the annual percentage caps; therefore, if the volume of requests to repurchase deceased stockholders’ shares in a particular quarter were large enough to cause the annual cap to be exceeded, even if no other repurchase requests were processed, the repurchases of deceased stockholders’ shares would be completed in full, assuming sufficient proceeds from the sale of shares under our DRIP or other operating funds authorized by our board of directors were available. If sufficient funds are not available to pay all such repurchases in full, the requests to repurchase deceased stockholders’ shares would be honored on a pro rata basis. We will next give priority to (i) requests of stockholders with qualifying disabilities, and in the discretion of our board of directors, stockholders with another involuntary exigent circumstance, such as bankruptcy, and (ii) next, to requests for full repurchases of accounts with a balance of 100 or less K Shares, K-I Shares and/or K-T Shares at the time we receive the request, in order to reduce the expense of maintaining small accounts. Thereafter, we will honor the remaining quarterly repurchase requests on a pro rata basis. Unfulfilled requests for repurchase will be carried over automatically to subsequent repurchase periods unless a stockholder withdraws the request for repurchase five business days prior to the next repurchase date.

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Deadline for Presentment. Repurchases of our K Shares, K-I Shares and K-T Shares will be made quarterly upon written request to us at least 15 days prior to the end of the applicable quarter. Valid repurchase requests will be honored approximately 30 days following the end of the applicable quarter, which we refer to as the “repurchase date.” Stockholders may withdraw their repurchase request at any time up to five business days prior to the repurchase date.

Account Minimum. In the event any stockholder fails to maintain a minimum balance of $2,000 of K Shares, K-I Shares or K-T Shares, we may repurchase all of the shares held by that stockholder at the net asset value repurchase price in effect on the date we determine that the stockholder has failed to meet the minimum balance, less any applicable repurchase discount.

Termination, Amendment or Suspension of the Program. Our board of directors may suspend (in whole or in part) the share repurchase program at any time and from time to time upon notice to our stockholders and may amend or terminate the share repurchase program at any time upon 30 days’ prior written notice to our stockholders. We will notify our stockholders of such developments (1) in a Current Report on Form 8- K, in an annual or quarterly report, or (2) by means of a separate mailing to you.  The share repurchase program will terminate immediately if our shares are listed on any national securities exchange.

For the year ended December 31, 2017, we did not repurchase any shares pursuant to our share repurchase program. For the six months ended June 30, 2018, we received valid repurchase requests related to approximately 2,500 K Shares, all of which were repurchased in full, for an aggregate purchase price of approximately $23,125 (an average of $9.25 per K Share).

Effective November 30, 2018, the following information supersedes and replaces the section entitled “Prospectus Summary – Share Repurchase Program” beginning on page 50 of the prospectus:

Amended and Restated Share Repurchase Program

None of our capital stock is listed on a national securities exchange, and we do not intend to seek to list our stock until our independent directors believe that the listing of our stock would be in the best interest of our stockholders, if at all. In order to provide stockholders with the benefit of some interim liquidity, our board of directors has adopted a share repurchase program available to holders of our K-I Shares, K Shares, and K-T Shares, but there are significant conditions and restrictions that limit your ability to have your K-I Shares, K Shares or K-T Shares repurchased under the plan. The terms of our share repurchase program are more flexible in cases involving the death, qualifying disability, or other involuntary exigent circumstance, in the sole discretion of our board of directors, of a stockholder. See “Description of Capital Stock — Share Repurchase Program” for a definition of  “qualifying disability.”

Repurchases of our K-I Shares, K Shares, and K-T Shares, when requested, are at our sole discretion and generally will be made quarterly.

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The per share repurchase price will depend on the length of time you have held such shares as follows:

•	after one year from the purchase date, 92.5% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable;

•	after two years from the purchase date, 95% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable;

•	after three years from the purchase date, 97.5% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable; and

•	after four years from the purchase date, 100% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable.

Shares repurchased in connection with a stockholder’s death or qualifying disability will be repurchased at a purchase price per share equal to 100% of the most recent per share net asset value of the K Shares, K-I Shares and K-T Shares, as applicable. Notwithstanding the foregoing, pursuant to securities laws and regulations, at any time we are engaged in an offering, the repurchase amount shall never be more than the current offering price of such shares. Shares repurchased in connection with a stockholder’s bankruptcy or other exigent circumstance, in the sole discretion of our board of directors, within one year from the purchase date will be repurchased at a price per share equal to the price per share we would pay had the stockholder held the shares for one year from the purchase date.

We are not obligated to repurchase shares of our common stock under our share repurchase program. We will limit the number of shares repurchased pursuant to our share repurchase program as follows: (1) we will not repurchase in excess of 5.0% of the weighted average number of K Shares, K-I Shares and K-T Shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which repurchases are being paid (provided, however, that while shares subject to a repurchase requested upon the death of a stockholder will be included in calculating the maximum number of shares that may be repurchased, shares subject to a repurchase requested upon the death of a stockholder will not be subject to the percentage cap); and (2) funding for the repurchase of K Shares, K-I Shares and K-T Shares will be limited to net proceeds we receive from the sale of shares under our DRIP and any other operating funds that may be authorized by our board of directors, in its sole discretion. The foregoing limits might prevent us from accommodating all repurchase requests made in any fiscal quarter or in any 12-month period, in which case quarterly repurchases will be made pro rata, except as described below. Further, our management and/or board of directors reserves the right, in its sole discretion at any time, and from time to time, to reject any request for repurchase for any or no reason.

We will determine whether we have sufficient funds and/or shares available as soon as practicable after the end of each fiscal quarter, but in any event prior to the applicable repurchase date. If we cannot purchase all shares presented for repurchase in any fiscal quarter, based upon insufficient cash available and/or the limit on the number of shares we may repurchase during any year, we will give first priority to the repurchase of deceased stockholders’ shares. While deceased stockholders’ shares will be included in calculating the maximum number of shares that may be repurchased in any annual period, they will not be subject to the annual percentage caps; therefore, if the volume of requests to repurchase deceased stockholders’ shares in a particular quarter were large enough to cause the annual cap to be exceeded, even if no other repurchase requests were processed, the repurchases of deceased stockholders’ shares would be completed in full, assuming sufficient proceeds from the sale of shares under our DRIP or other operating funds authorized by our board of directors were available. If sufficient funds are not available to pay all such repurchases in full, the requests to repurchase deceased stockholders’ shares would be honored on a pro rata basis. We will next give priority to (i) requests of stockholders with qualifying disabilities, and in the discretion of our board of directors, stockholders with another involuntary exigent circumstance, such as bankruptcy, and (ii) next, to requests for full repurchases of accounts with a balance of 100 or less K Shares, K-I Shares and/or K-T Shares at the time we receive the request, in order to reduce the expense of maintaining small accounts. Thereafter, we will honor the remaining quarterly repurchase requests on a pro rata basis. Unfulfilled requests for repurchase will be carried over automatically to subsequent repurchase periods unless a stockholder withdraws the request for repurchase five business days prior to the next repurchase date.

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Repurchases of our K Shares, K-I Shares and K-T Shares will be made quarterly upon written request to us at least 15 days prior to the end of the applicable quarter. Valid repurchase requests will be honored approximately 30 days following the end of the applicable quarter, which we refer to as the “repurchase date.” Stockholders may withdraw their repurchase request at any time up to five business days prior to the repurchase date. For more information on the restrictions and limitations of the share repurchase program, see the “Description of Capital Stock – Share Repurchase Program” section of the prospectus.

Effective November 30, 2018, the following information supersedes and replaces the risk factor entitled “You may not be able to have your K-I Shares, K Shares or K-T Shares repurchased under our share repurchase program; if you are able to have your K-I Shares, K Shares or K-T Shares repurchased under the share repurchase program, you may not be able to recover the amount of your investment” in the “Risk Factors – Risks Related to This Offering and Our Corporate Structure” section beginning on page 63 of the prospectus:

You may not be able to have your K-I Shares, K Shares or K-T Shares repurchased under the share repurchase program; if you are able to have your K-I Shares, K Shares or K-T Shares repurchased under the share repurchase program, you may not be able to recover the amount of your investment.

Our board of directors has adopted a share repurchase program available to holders of our K-I Shares, K Shares and K-T Shares, but there are significant conditions and limitations that limit your ability to have your K-I Shares, K Shares or K-T Shares repurchased under the plan. Repurchases of our K-I Shares, K Shares and K-T Shares, when requested, are at our sole discretion and generally will be made quarterly. A holder of K Shares, K-I Shares or K-T Shares, as applicable, must have beneficially held its shares for at least one year prior to offering them for sale to us through our share repurchase program, unless the K Shares, K-I Shares or K-T Shares, as applicable, are being repurchased in connection with a stockholder’s death, qualifying disability or other exigent circumstance as determined by our board of directors in its sole discretion.

The per share repurchase price will depend on the length of time you have held such shares as follows:

•	after one year from the purchase date, 92.5% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable;

•	after two years from the purchase date, 95% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable;

•	after three years from the purchase date, 97.5% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable; and

•	after four years from the purchase date, 100% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable.

Our repurchase of any K-I Shares, K Shares or K-T Shares will be limited to the extent that we do not have, as determined in our board of director’s discretion, sufficient funds available to fund any such repurchase. For additional information on our share repurchase program refer to the section entitled “Description of Capital Stock — Share Repurchase Program”.

We are not obligated to repurchase shares of our common stock under our share repurchase program. We will limit the number of shares repurchased pursuant to our share repurchase program as follows: (1) we will not repurchase in excess of 5.0% of the weighted average number of K Shares, K-I Shares and K-T Shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which repurchases are being paid (provided, however, that while shares subject to a repurchase requested upon the death of a stockholder will be included in calculating the maximum number of shares that may be repurchased, shares subject to a repurchase requested upon the death of a stockholder will not be subject to the percentage cap); and (2) funding for the repurchase of K Shares, K-I Shares and K-T Shares will be limited to net proceeds we receive from the sale of shares under our DRIP and any other operating funds that may be authorized by our board of directors, in its sole discretion.

Additionally, in the event that any stockholder fails to maintain a minimum balance of  $2,000 of K-I Shares, K Shares or K-T Shares, we may repurchase all of the shares held by that stockholder at the NAV repurchase price in effect on the date we determine that the stockholder has failed to meet the minimum balance, less any applicable repurchase discount.

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Most of our assets will consist of properties which cannot be readily liquidated without affecting our ability to realize full value upon their disposition. Therefore, we may not have sufficient liquid resources to satisfy all repurchase requests. The share repurchase program will terminate immediately if our K-I Shares, K Shares, K-T Shares or any successor securities, are listed on any national securities exchange. In addition, our board of directors may amend, suspend (in whole or in part) or terminate the share repurchase program at any time upon 30 days’ notice. Further, our board of directors reserves the right, in its sole discretion, to reject any requests for repurchases.

The provisions of our share repurchase program may limit your ability to have your shares repurchased should you require liquidity and could limit your ability to recover the amount that you invested in our K-I Shares, K Shares or K-T Shares. The terms of our share repurchase program contain fewer limitations for repurchases sought as a result of a stockholder’s death, qualifying disability (as defined under “Description of Capital Stock — Share Repurchase Program”), or other involuntary exigent circumstance, in the sole discretion of the board of directors. For more information, see “Description of Capital Stock — Share Repurchase Program”.

Declaration of Distributions

The following information supplements, and should be read in conjunction with, the section entitled “Description of Capital Stock – Distributions” beginning on page 183 of the prospectus.

On October 22, 2018, our board of directors authorized the payment of distributions, which were authorized to be made with funds generated by property operations, with respect to each K Share outstanding as of September 30, 2018, to the holders of record of K Shares as of the close of business on October 24, 2018. Our board of directors determined that, with respect to the K Shares outstanding as of September 30, 2018, the cumulative amount of distributions that had accrued on a daily basis with respect to each K Share since June 30, 2018, was $183,081.52, or $0.0016438356 per K Share per day. On October 25, 2018, we paid such distributions in the cumulative amount of $183,081.52 in cash to the holders of K Shares. We funded such distributions with cash flow from operations.

We have paid the following distributions to holders of K Shares:

Quarter Ended	Date Paid	Distribution Amount
June 30, 2017	October 6, 2017	$5,724.01
September 30, 2017	October 27, 2017	$27,398.88
December 31, 2017	February 9, 2018	$61,070.91
March 31, 2018	May 29, 2018	$102,690.46
June 30, 2018	August 23, 2018	$147,590.31
September 30, 2018	October 25, 2018	$183,081.52
Total K Share Distributions:		$527,556.09

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Financial Information for a Significant Hotel Acquisition

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Independent Auditors’ Report

The Members

Grand Traverse Hotel Properties, LLC

d/b/a Hotel Indigo

Cranston, Rhode Island

We have audited the accompanying financial statements of Grand Traverse Hotel Properties, LLC d/b/a Hotel Indigo, which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of income, members’ capital and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grand Traverse Hotel Properties, LLC d/b/a Hotel Indigo as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Blum, Shapiro & Company, P.C.

Cranston, Rhode Island

June 27, 2018

GRAND TRAVERSE HOTEL PROPERTIES, LLC

D/B/A HOTEL INDIGO

BALANCE SHEETS
DECEMBER 31, 2017 AND 2016

	2017	2016

ASSETS

Current Assets
Cash	$878,025	$117,280
Restricted cash - tax	266,628	-
Accounts receivable, net	103,853	47,207
Inventory	40,670	1,798
Prepaid expenses	221,546	118,209
Total current assets	1,510,722	284,494

Property and Equipment, Net	16,599,077	17,851,708

Total Assets	$18,109,799	$18,136,202

LIABILITIES AND MEMBERS’ CAPITAL

Current Liabilities
Current portion of long-term debt	$213,618	$115,712
Accounts payable	135,164	334,161
Accrued payroll and benefits	58,256	52,575
Accrued expenses	48,039	303,799
Related party note payable	60,000	-
Total current liabilities	515,077	806,247

Long-Term Liabilities
Long-term debt, net	8,839,810	9,084,288
Six Continents contingency	374,667	390,667
Total liabilities	9,729,554	10,281,202

Commitments and Contingencies

Members’ Capital	8,380,245	7,855,000

Total Liabilities and Members’ Capital	$18,109,799	$18,136,202

The accompanying notes are an integral part of the financial statements

GRAND TRAVERSE HOTEL PROPERTIES, LLC

D/B/A HOTEL INDIGO

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Revenues
Rooms	$4,979,783	$3,175,942
Food and beverage	1,555,972	1,021,720
Other operated departments	263,196	176,434
Total revenues	6,798,951	4,374,096

Departmental Expenses
Rooms	1,033,427	608,239
Food and beverage	1,087,109	1,000,709
Other	105,759	66,018
Total departmental expenses	2,226,295	1,674,966

Total Departmental Profit	4,572,656	2,699,130

Undistributed Operating Expenses
Administrative and general	570,415	391,995
Management fees	272,887	206,543
Franchise fees	250,926	158,967
Sales and marketing	254,164	171,275
Utilities	169,671	114,445
Property operation and maintenance	154,463	98,212
Total undistributed operating expenses	1,672,526	1,141,437

Income from Operations	2,900,130	1,557,693

Nonoperating Expenses
Insurance	51,659	23,457
Property taxes	345,950	144,286
Other expenses, net	382,828	130,317
Total nonoperating expenses	780,437	298,060

Income Before Interest and Depreciation	2,119,693	1,259,633

Interest and Depreciation
Interest expense	490,752	393,051
Depreciation	1,300,802	756,962
Total interest and depreciation	1,791,554	1,150,013

Net Income	$328,139	$109,620

The accompanying notes are an integral part of the financial statements

GRAND TRAVERSE HOTEL PROPERTIES, LLC

D/B/A HOTEL INDIGO

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016

Members’ Capital - Beginning of Year	$7,855,000	$6,793,337

Net Income	328,139	109,620

Members’ Capital Contributions	197,106	1,150,000

Members’ Capital Distributions	-	(197,957)

Members’ Capital - End of Year	$8,380,245	$7,855,000

The accompanying notes are an integral part of the financial statements

GRAND TRAVERSE HOTEL PROPERTIES, LLC

D/B/A HOTEL INDIGO

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016

Cash Flows from Operating Activities
Net income	$328,139	$109,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,300,802	756,962
Amortization of deferred finance fees	4,177	-
Accretion of Six Continents contingency	(16,000)	(9,333)
Increase in operating assets:
Accounts receivable	(56,646)	(47,207)
Inventory	(38,872)	(1,798)
Prepaid expenses	(103,337)	(118,209)
Restricted cash - tax	(266,628)	-
Increase (decrease) in operating liabilities:
Accounts payable	(198,997)	334,161
Accrued payroll and benefits	5,681	52,575
Accrued expenses	(255,760)	303,799
Net cash provided by operating activities	702,559	1,380,570

Cash Flows from Investing Activities
Capital expenditures	(48,171)	(1,685,960)
Net cash used in investing activities	(48,171)	(1,685,960)

Cash Flows from Financing Activities
Proceeds from long-term debt	-	210,067
Repayments of long-term debt	(115,712)	-
Proceeds from franchisor	-	400,000
Proceeds from related party note payable	60,000	-
Deferred finance fees paid	(35,037)	-
Members’ contributions	197,106	-
Members’ distributions	-	(197,957)
Net cash provided by financing activities	106,357	412,110

Net Increase in Cash	760,745	106,720

Cash - Beginning of Year	117,280	10,560

Cash - End of Year	$878,025	$117,280

The accompanying notes are an integral part of the financial statements

GRAND TRAVERSE HOTEL PROPERTIES, LLC
d/b/a HOTEL INDIGO

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS

Grand Traverse Hotel Properties, LLC (the Company) was organized as a Michigan limited liability company on June 16, 2010, for the purpose of constructing and operating the Hotel Indigo, a 107-room hotel with a restaurant, lounge and meeting space located in Traverse City, Michigan. Construction of the hotel was completed in May 2016, and the hotel formally commenced operations on May 22, 2016.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is generally recognized as services are performed. Hotel revenue represents primarily guest room rental, conference room rental, catering, and food and beverage sales.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains cash balances at various federally insured financial institutions. The Company’s credit risk with respect to such balances is all amounts on deposit in excess of federally insured limits.

Accounts Receivable

The Company carries its accounts receivable at cost. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, when deemed necessary, based on its history of past write offs, collections and current credit conditions. Accounts are written off based on management’s evaluation of the collectability of each account resulting from collection efforts. Management has determined that no allowance for doubtful accounts is necessary at December 31, 2017 and 2016.

Inventories

Inventories, consisting of food and beverage, are valued at the lower of cost and net realizable value, based on the FIFO (first-in first-out) method of accounting.

Property, Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is provided on the straight-line and accelerated methods over the estimated useful lives of the assets.

GRAND TRAVERSE HOTEL PROPERTIES, LLC
d/b/a HOTEL INDIGO

NOTES TO FINANCIAL STATEMENTS

Impairment of Long-Lived Assets

The Company reviews long-lived assets and certain identifiable intangibles with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Deferred Finance Fees

Deferred finance fees are bank fees and other costs incurred in obtaining financing that are amortized on a straight-line basis over the term of the related debt. Deferred finance fees are presented as a direct deduction of the carrying amount of the debt. Amortization of deferred finance fees is included in interest expense.

Income Taxes

The Company is a flow-through entity and, therefore, is not subject to entity-level income taxes, except for certain federal, state and local taxes.  The Company’s income is included in the members’ federal, state and local tax filings.

Accounting principles generally accepted in the United States of America require management to evaluate tax positions taken by the Company and recognize a tax liability if the Company has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service.  The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The Company recognizes interest and penalties, if applicable, as a component of undistributed operating expenses.

Subsequent Events

Subsequent events have been evaluated through June 27, 2018, the date the financial statements are available to be issued.

NOTE 3 - RESTRICTED CASH

The Company maintains reserves for property taxes and capital improvements as required by the debt agreement (see Note 5). The franchise agreement also requires the Company to reserve an additional amount for capital improvements.

The tax reserve is $266,628 at December 31, 2017. The capital improvement reserve was funded after year end with the December 2017 mortgage payment.

GRAND TRAVERSE HOTEL PROPERTIES, LLC
d/b/a HOTEL INDIGO

NOTES TO FINANCIAL STATEMENTS

NOTE 4 - PROPERTY AND EQUIPMENT

The following is a summary of property and equipment - at cost, less accumulated depreciation at December 31, 2017 and 2016:

	2017	2016

Buildings and improvements	$15,501,394	$15,480,197
Land and improvements	572,897	572,897
Furniture and fixtures	2,064,576	2,061,299
Machinery and equipment	387,115	363,418
Computer equipment and software	130,859	130,859
	18,656,841	18,608,670
Less accumulated depreciation	2,057,764	756,962

	$16,599,077	$17,851,708

Depreciation expense charged to operations was $1,300,802 and $756,962 for the years ended December 31, 2017 and 2016, respectively.

NOTE 5 - LONG-TERM DEBT

Long-term debt consisted of a note payable at December 31, 2017 and 2016, as follows:

	2017		2016
	Principal	Unamortized Deferred Finance Fees	Principal	Unamortized Deferred Finance Fees

First mortgage	$9,084,288	$30,860	$9,200,000	$-
Less current portion	213,618		115,712
Long-term portion	8,870,670		9,084,288
Less unamortized deferred finance fees	30,860		-

Long-Term Debt, Net	$8,839,810		$9,084,288

On October 16, 2014, the Company entered into a construction loan with a lender with maximum available borrowings of $9,200,000. The note required monthly payments of interest only at 2% plus the Wall Street Journal prime rate (with an interest floor of 5.25%) to be paid until November 1, 2015, at which time the entire unpaid principal balance was due. The Company signed an amendment to the loan agreement extending the loan through April 2017. The interest rate at December 31, 2016 was 5.5%. The note was collateralized by all property and equipment and was guaranteed by related parties.

GRAND TRAVERSE HOTEL PROPERTIES, LLC
d/b/a HOTEL INDIGO

NOTES TO FINANCIAL STATEMENTS

On April 28, 2017, the Company refinanced its long-term debt with the lender. The new note had an original principal balance of $9,200,000, and bears interest at 4.5%. The mortgage requires monthly payments of principal and interest of $51,503 through May 2022, when the entire unpaid balance is due. The note is collateralized by all property and equipment and is guaranteed by the members. The note also contains financial covenants, including a debt service coverage ratio.

Interest incurred for the years ended December 31, 2017 and 2016, was $490,752 and $393,051, respectively.

Interest paid for the years ended December 31, 2017 and 2016, was $494,945 and $349,479, respectively.

At December 31, 2017, long-term debt maturities for each year through the maturity date of the note are as follows:

Year Ending December 31,	Amount

2018	$213,618
2019	223,432
2020	233,696
2021	244,432
2022	8,169,110

$9,084,288

NOTE 6 - SIX CONTINENTS CONTINGENCY

In connection with the Company’s construction of the hotel, the Company entered into a note with Six Continents Hotel, Inc., on March 14, 2016 in the amount of $400,000 to be used for the construction. The agreement provides for a credit to be earned equal to $1,333 for each month the hotel remains in operation as Hotel Indigo in accordance with the related franchise agreement. If the franchise agreement is terminated prior to March 2041, the end of the franchise agreement, or if the hotel changes ownership, the $400,000, net of credits earned, will be payable to Six Continents Hotel, Inc. The accretion of the Six Continents contingency, which is included in other income, net, was $16,000 and $9,333 for the years ended December 31, 2017 and 2016, respectively.

NOTE 7 - Related Party Loan

In May 2017, the Company entered into a loan agreement with a member. The loan bears interest at 7% and is due on demand. The principal balance was $60,000 at December 31, 2017.

GRAND TRAVERSE HOTEL PROPERTIES, LLC
d/b/a HOTEL INDIGO

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - RELATED PARTY TRANSACTIONS

The Company entered into a management agreement with GCH Global Management, LLC, to operate and manage the hotel. GCH Global Management, LLC, is related to Grand Traverse Hotel Properties, LLC, through common ownership. The term of the agreement is 10 years beginning with the opening of the hotel, in May 2016. GCH Global Management, LLC, was paid a base management fee equal to 4% of the hotel’s gross revenues. On May 15, 2017 the Company signed a new management agreement with GCH Global Management, LLC, that reduced the management fee to 3% and extended the term to May 2027. Management fees to GCH Global Management, LLC, for the years ended December 31, 2017 and 2016, were $204,126 and $172,883, respectively.

In addition, the Company entered into an asset management agreement with Hadidi Capital, LLC. Hadidi Capital, LLC, is related to Grand Traverse Hotel Properties, LLC, through common ownership. The agreement has no set term and is automatically renewed unless written notice is received with 30 days notice. Hadidi Capital, LLC, was paid a base asset management fee equal to 1% of the hotel’s gross revenues. Management fees to Hadidi Capital, LLC, for the years ended December 31, 2017 and 2016, were $68,761 and $33,660, respectively.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The Company has entered into a franchise agreement with Holiday Hospitality Franchising, Inc., ending March 2041. In accordance with the terms of the agreement, the Company is required to pay franchise fees monthly based on 5% of gross room sales. The Company shall also pay 3.5% of gross room sales for marketing fees. Gross room sales are defined as all sales and receipts of every kind from guest room rentals (not including sales taxes). In addition, the Company is required to pay certain fees for marketing, software support and other support as specified in the agreement.

The Company has entered into a management agreement with GCH Global Management, LLC, to manage the hotel (see Note 8), and an asset management agreement with Hadidi Capital, LLC, to manage the assets of the hotel (see Note 8).

The Company periodically is a defendant in litigation arising in the normal course of business. Management does not believe the outcome of any such litigation will have a material adverse effect on the financial position or results of operations of the Company.

The Company is regularly the subject of state and local sales and use tax audits. Management does not believe the outcome of any such audits will have a material adverse effect on the financial position or results of operations of the Company.

NOTE 10 - SUPPLEMENTAL DISCLOSURES TO STATEMENT OF CASH FLOWS

Noncash investing and financing activities during the year ended December 31, 2016 included capital contributions for construction management services rendered of $1,150,000.

NOTE 11 - Subsequent Event

On March 8, 2018, the Company entered into a purchase and sale agreement with a third party to sell the property and operations of Hotel Indigo for $26,050,000.

GRAND TRAVERSE HOTEL PROPERTIES, LLC
D/B/A HOTEL INDIGO

BALANCE SHEETS (unaudited)
JUNE 30, 2018 AND 2017

	2018	2017

ASSETS

Current Assets
Cash	$681,041	$494,682
Restricted cash - tax	447,564	310,578
Accounts receivable, net	112,130	146,289
Inventory	79,538	47,522
Prepaid expenses	76,179	-
Total current assets	1,396,452	999,071

Property and Equipment, Net	15,947,803	17,250,352

Total Assets	$17,344,255	$18,249,423

LIABILITIES AND MEMBERS’ CAPITAL

Current Liabilities
Current portion of long-term debt	$218,470	$208,874
Accounts payable	397,243	531,099
Accrued payroll and benefits	98,815	85,185
Accrued expenses	50,513	376,634
Related party note payable	-	180,000
Total current liabilities	765,041	1,381,792

Long-Term Liabilities
Long-term debt, net	8,718,444	8,924,341
Six Continents contingency	366,667	382,667
Total liabilities	9,850,152	10,688,800

Commitments and Contingencies

Members’ Capital	7,494,103	7,560,623

Total Liabilities and Members’ Capital	$17,344,255	$18,249,423

The accompanying notes are an integral part of the financial statements

GRAND TRAVERSE HOTEL PROPERTIES, LLC
D/B/A HOTEL INDIGO

STATEMENTS OF OPERATIONS (unaudited)
FOR THE PERIOD FROM JANUARY 1 TO JUNE 30, 2018 AND 2017

	2018	2017
Revenues
Rooms	$2,035,707	$1,714,167
Food and beverage	793,986	548,467
Other operated departments	145,908	109,829
Total revenues	2,975,601	2,372,463

Departmental Expenses
Rooms	622,955	529,897
Food and beverage	590,696	473,554
Other	37,981	51,662
Total departmental expenses	1,251,632	1,055,113

Total Departmental Profit	1,723,969	1,317,350

Undistributed Operating Expenses
Administrative and general	249,656	248,050
Management fees	157,038	95,953
Franchise fees	101,398	87,533
Sales and marketing	145,193	66,501
Utilities	102,228	89,040
Property operation and maintenance	80,634	79,600
Total undistributed operating expenses	836,147	666,677

Income from Operations	887,822	650,673

Nonoperating Expenses
Insurance	18,498	33,161
Property taxes	201,602	145,717
Other (income) expenses, net	(308,629)	18,078
Total nonoperating (income) expenses	(88,529)	196,956

Income Before Interest and Depreciation	976,351	453,717

Interest and Depreciation
Interest expense	244,010	295,673
Depreciation	651,274	649,527
Total interest and depreciation	895,284	945,200

Net Income (Loss)	$81,067	$(491,483)

The accompanying notes are an integral part of the financial statements

GRAND TRAVERSE HOTEL PROPERTIES, LLC
D/B/A HOTEL INDIGO

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (unaudited)
FOR THE PERIOD FROM JANUARY 1 TO JUNE 30, 2018 AND 2017

	2018	2017

Members’ Capital - Beginning of Year	$8,380,245	$7,855,000

Net Income (Loss)	81,067	(491,483)

Members’ Capital Contributions	60,000	197,106

Members’ Capital Distributions	(1,027,209)	-

Members’ Capital - End of Year	$7,494,103	$7,560,623

The accompanying notes are an integral part of the financial statements

GRAND TRAVERSE HOTEL PROPERTIES, LLC
D/B/A HOTEL INDIGO

STATEMENTS OF CASH FLOWS (unaudited)
FOR THE PERIOD FROM JANUARY 1 TO JUNE 30, 2018 AND 2017

	2018	2017

Cash Flows from Operating Activities
Net income (loss)	$81,067	$(491,483)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	651,274	649,527
Amortization of deferred finance fees	3,504	1,168
Accretion of Six Continents contingency	(8,000)	(8,000)
(Increase) decrease in operating assets:
Accounts receivable	(8,277)	(99,082)
Inventory	(38,868)	(45,724)
Prepaid expenses	145,367	118,209
Restricted cash - tax	(180,936)	(310,578)
Increase (decrease) in operating liabilities:
Accounts payable	262,079	196,938
Accrued payroll and benefits	40,559	32,610
Accrued expenses	2,474	72,835
Net cash provided by operating activities	950,243	116,420

Cash Flows from Investing Activities
Capital expenditures	-	(48,171)
Net cash used in investing activities	-	(48,171)

Cash Flows from Financing Activities
Repayments of long-term debt	(120,018)	(32,916)
Proceeds from related party note payable	-	180,000
Repayments of related party note payable	(60,000)	-
Deferred finance fees paid	-	(35,037)
Members’ contributions	60,000	197,106
Members’ distributions	(1,027,209)	-
Net cash provided by (used by) financing activities	(1,147,227)	309,153

Net Increase (Decrease) in Cash	(196,984)	377,402

Cash - Beginning of Period	878,025	117,280

Cash - End of Period	$681,041	$494,682

The accompanying notes are an integral part of the financial statements

GRAND TRAVERSE HOTEL PROPERTIES, LLC
d/b/a HOTEL INDIGO

NOTES TO FINANCIAL STATEMENTS (unaudited)

NOTE 1 - NATURE OF BUSINESS

Grand Traverse Hotel Properties, LLC (the Company) was organized as a Michigan limited liability company on June 16, 2010, for the purpose of constructing and operating the Hotel Indigo, a 107-room hotel with a restaurant, lounge and meeting space located in Traverse City, Michigan. Construction of the hotel was completed in May 2016, and the hotel formally commenced operations on May 22, 2016.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is generally recognized as services are performed. Hotel revenue represents primarily guest room rental, conference room rental, catering, and food and beverage sales.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains cash balances at various federally insured financial institutions. The Company’s credit risk with respect to such balances is all amounts on deposit in excess of federally insured limits.

Accounts Receivable

The Company carries its accounts receivable at cost. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, when deemed necessary, based on its history of past write offs, collections and current credit conditions. Accounts are written off based on management’s evaluation of the collectability of each account resulting from collection efforts. Management has determined that no allowance for doubtful accounts is necessary at June 30, 2018 and 2017.

Inventories

Inventories, consisting of food and beverage, are valued at the lower of cost and net realizable value, based on the FIFO (first-in first-out) method of accounting.

Property, Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is provided on the straight-line and accelerated methods over the estimated useful lives of the assets.

GRAND TRAVERSE HOTEL PROPERTIES, LLC
d/b/a HOTEL INDIGO

NOTES TO FINANCIAL STATEMENTS (unaudited)

Impairment of Long-Lived Assets

The Company reviews long-lived assets and certain identifiable intangibles with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Deferred Finance Fees

Deferred finance fees are bank fees and other costs incurred in obtaining financing that are amortized on a straight-line basis over the term of the related debt. Deferred finance fees are presented as a direct deduction of the carrying amount of the debt. Amortization of deferred finance fees is included in interest expense.

Income Taxes

The Company is a flow-through entity and, therefore, is not subject to entity-level income taxes, except for certain federal, state and local taxes.  The Company’s income is included in the members’ federal, state and local tax filings.

Accounting principles generally accepted in the United States of America require management to evaluate tax positions taken by the Company and recognize a tax liability if the Company has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service.  The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The Company recognizes interest and penalties, if applicable, as a component of undistributed operating expenses.

NOTE 3 - COMMITMENTS AND CONTINGENCIES

The Company periodically is a defendant in litigation arising in the normal course of business. Management does not believe the outcome of any such litigation will have a material adverse effect on the financial position or results of operations of the Company.

The Company is regularly the subject of state and local sales and use tax audits. Management does not believe the outcome of any such audits will have a material adverse effect on the financial position or results of operations of the Company.

NOTE 4 - Subsequent Event

On August 15, 2018, the Company sold the property and operations of Hotel Indigo. The proceeds of the sale were utilized to repay the note payable. The sale price of the hotel was $26,050,000.

Procaccianti Hotel REIT, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements represent the pro forma effects of multiple transactions, each of which is described in the following paragraphs. This pro forma information should be read in conjunction with Management’s Discussion and Analysis of Financial Conditions and Results of Operations and the financial statements and notes of the Company included in the Company’s Registration Statement on Form S-11 for the fiscal year ended December 31, 2017 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, as filed with the SEC on September 25, 2018.

The PCF Acquisition

On March 29, 2018, Procaccianti Hotel REIT, Inc. (the “Company”) acquired a 51% membership interest in the Procaccianti Convertible Fund, LLC and its predecessor company, Bayboro Hoteliers, LLC (together, “PCF”). The Company acquired its investment in PCF for total cash consideration of $8,029,519 and $427,358 of transaction costs, on March 29, 2018. The Company financed the acquisition of PCF with proceeds from the sale of shares of Class K and Class A common stock in the Company’s private offering exempt from registration pursuant to Regulation D promulgated under the Securities Act (the “Private Offering”). Hereinafter, this transaction is referred to as the “PCF Acquisition”. The unaudited pro forma condensed combined financial information is based on the historical financial information of PCF.

PCF was formed on April 21, 2017 to acquire, own and operate two hotels. PCF acquired the Staybridge Suites St. Petersburg Downtown located in St. Petersburg, FL (“St. Pete Hotel”) from Bayboro Hoteliers, LLC on June 29, 2017 for $20,500,000. PCF acquired the Springhill Suites Wilmington Mayfaire located in Wilmington, NC (“Wilmington Hotel”) on May 24, 2017 for $18,000,000. PCF financed the hotel property acquisitions through equity and aggregate mortgage debt of $24,593,000.

The TCI Acquisition

On August 15, 2018, the Company, through a wholly owned subsidiary of the Company’s operating partnership, acquired a 107-room, select-service hotel property, Hotel Indigo, located in Traverse City, Michigan (“TCI”) for a purchase price of $26,050,000, exclusive of closing costs and typical hotel closing date adjustments. The acquisition was funded with a combination of equity proceeds and aggregate mortgage debt. Hereinafter, this transaction is referred to as the “TCI Acquisition”. The unaudited pro forma condensed combined financial information is based on the historical financial information of Grand Traverse Hotel Properties, LLC (“GTHP”).

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and six months ended June 30, 2018 give effect to the acquisition of PCF by the Company, PCF’s acquisition and financing transactions and the acquisition of TCI and related financing transactions as if all of these transactions had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 gives effect to the acquisition of TCI and related financing transactions as if they had occurred on June 30, 2018.

The unaudited pro forma condensed combined financial statements contained herein are based upon the respective historical consolidated financial statements of the Company, PCF and GTHP, and should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements included in this filing.

Procaccianti Hotel REIT, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2018

			Pro Forma
			Adjustments
		GTHP	for TCI
	Company	Historical	Acquisition		Pro Forma
	Historical	Note 2	Note 4		Combined
Assets
Property and equipment, net	$39,091,558	$15,947,803	$10,295,638	4(a)	$65,334,999
Cash	2,900,046	681,041	(2,123,643)	4(b)	1,457,444
Restricted cash	806,190	447,564	540,858	4(c)	1,794,612
Accounts receivable	350,790	112,130	(112,130)	4(d)	350,790
Due from related parties	287,687	-	-		287,687
Prepaid expenses and other assets, net	356,689	155,717	(24,058)	4(e)	488,348
Total assets	43,792,960	17,344,255	8,576,665		69,713,880

Liabilities and Equity

Long term debt	24,420,105	9,303,581	15,273,339	4(f)	48,997,025
Accounts payable, accrued expenses and other	1,103,523	546,571	100,871	4(g)	1,750,965
Due to related parties	261,621	-	-		261,621
Total liabilities	25,785,249	9,850,152	15,374,210		51,009,611

Commitments and Contingencies
Redeemable common stock	50,305	-	-		50,305

Equity
Stockholders' equity	10,409,826	7,494,103	(6,797,545)	4(h)	11,106,384
Noncontrolling interests in consolidated subsidiaries	7,547,580	-	-		7,547,580
Total equity	17,957,406	7,494,103	(6,797,545)		18,653,964
Total liabilities and equity	$43,792,960	$17,344,255	$8,576,665		$69,713,880

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Procaccianti Hotel REIT, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2017

					Pro Forma			Pro Forma
			PCF		Adjustments			Adjustments
	Company	PCF	Predecessor	PCF	for PCF		GTHP	for TCI
	Historical	Historical	Historical	Acquisition	Acquisition		Historical	Acquisition		Pro Forma
	Note 1	Note 2	Note 2	Note 2	Note 3		Note 2	Note 4		Combined
Revenues:
Rooms	$-	$4,603,801	$2,636,821	$1,286,580	$-		$4,979,783	$-		$13,506,985
Other	-	$218,445	$144,084	53,939	-		1,819,168	-		2,235,636
Total revenues	-	4,822,246	2,780,905	1,340,519	-		6,798,951	-		15,742,621
										-
Expenses:										-
Rooms and other property expenses	-	2,189,953	1,145,580	583,399	-		3,147,305	-		7,066,237
General and administrative expenses	614,829	1,347,536	439,631	284,562	-		1,259,066	-		3,945,624
Management fees to affiliates	-	144,651	139,045	51,593	80,268	3(a),(b)	272,887	128,065	4(i)	816,509
Depreciation and amortization	-	731,255	268,910	69,538	366,648	3(c)	1,300,802	(614,287)	4(j)(k)	2,122,866
Total operating expenses	614,829	4,413,395	1,993,166	989,092	446,916		5,980,060	(486,222)		13,951,236
Operating income (loss) before interest expense	(614,829)	408,851	787,739	351,427	(446,916)		818,891	486,222		1,791,385
Interest income (expense)	1,481	(643,019)	(172,423)	(140,912)	(156,845)	3(d),(e)	(490,752)	(727,723)	4(l)	(2,330,193)
Income (loss) from continuing operations before noncontrolling interest and income taxes	(613,348)	(234,168)	615,316	210,515	(603,761)		328,139	(241,501)		(538,808)
Income attributable to noncontrolling interest	-	-	-	-	129,991	3(f)	-	-		129,991
Income (loss) available to common stockholders	$(613,348)	$(234,168)	$615,316	$210,515	$(733,752)		$328,139	$(241,501)		$(668,799)

Loss per share available to common stockholders – basic and diluted:
Class K common stock	$(1.22)									$(0.35)
Class K-I common stock	$-									$(0.40)
Class K-T common stock	$-									$(0.40)
Class A common stock	$(1.22)									$(0.35)
Class B common stock	$(1.82)									$(0.95)

Weighted average common shares outstanding – basic and diluted:
Class K common stock	156,250				686,037	3(g)		395,331	4(m)	1,237,618
Class K-I common stock	-				10	3(g)		-	4(m)	10
Class K-T common stock	-				10	3(g)		-	4(m)	10
Class A common stock	160,219				146,191	3(g)		8,000	4(m)	314,410
Class B common stock	125,000				-			-		125,000

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Procaccianti Hotel REIT, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2018

			Pro Forma			Pro Forma
			Adjustments			Adjustments
	Company	PCF	for PCF		GTHP	for TCI
	Historical	Historical	Acquisition		Historical	Acquisition		Pro Forma
	Note 1	Note 2	Note 3		Note 2	Note 4		Combined
Revenues:
Rooms	$2,527,373	$2,046,551	$-		$2,035,707	$-		$6,609,631
Other	128,660	121,084	-		939,894	-		1,189,638
Total revenues	2,656,033	2,167,635	-		2,975,601	-		7,799,269
								-
Expenses:								-
Rooms and other property expenses	1,094,918	960,103	-		1,737,494	-		3,792,515
General and administrative expenses	827,634	319,500	-		104,718	-		1,251,852
Management fees to affiliates	79,699	64,996	-		157,038	-		301,733
Other fees to affiliates	163,607	-	(89,376)	3(b)(h)	-	68,657	4(i)	142,888
Acquisition costs	302,380	-	(302,380)	3(h)	-	-		-
Depreciation and amortization	349,364	329,843	24,447	3(c)	651,274	(297,660)	4(j)(k)	1,057,268
Total operating expenses	2,817,602	1,674,442	(367,309)		2,650,524	(229,003)		6,546,256
Operating income (loss) before interest expense	(161,569)	493,193	367,309		325,077	229,003		1,253,013
Interest expense	(294,409)	(261,724)	(7,240)	3(d)	(244,010)	(365,228)	4(l)	(1,172,611)
Gain on acquisition	42,026	-	(42,026)	3(i)	-	-		-
Income (loss) from continuing operations before noncontrolling interest and income taxes	(413,952)	231,469	318,043		81,067	(136,225)		80,402
Income tax provision	(86,540)	-	-		-	-		(86,540)
Income attributable to noncontrolling interest	215,642	-	113,420	3(f)	-	-		329,062
Income (loss) available to common stockholders	$(716,134)	$231,469	$204,623		$81,067	$(136,225)		$(335,200)

Loss per share available to common stockholders – basic and diluted:
Class K common stock	$(0.54)							$(0.16)
Class K-I common stock	$(0.54)							$(0.24)
Class K-T common stock	$(0.54)							$(0.24)
Class A common stock	$(0.54)							$(0.24)
Class B common stock	$(0.84)							$(0.54)

Weighted average common shares outstanding – basic and diluted:
Class K common stock	841,106		1,181	3(g)		395,331	4(m)	1,237,618
Class K-I common stock	7		3	3(g)		-	4(m)	10
Class K-T common stock	7		3	3(g)		-	4(m)	10
Class A common stock	287,796		18,614	3(g)		8,000	4(m)	314,410
Class B common stock	125,000		-			-		125,000

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements

Procaccianti Hotel REIT, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of presentation

The unaudited pro forma condensed combined financial statements of the Company were prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the acquisitions.

The PCF Acquisition was accounted for as a business combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations and ASC Topic 810, Consolidation. The TCI Acquisition was accounted for as an asset acquisition in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of the assets acquired and liabilities assumed from PCF and TCI and conformed the accounting policies of PCF and TCI to its own accounting policies.

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 gives effect to the TCI Acquisition as if the transaction consummated on June 30, 2018. The PCF Acquisition is reflected in the Company’s balance sheet as of June 30, 2018 included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2018. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and for the six months ended June 30, 2018 give effect to the PCF Acquisition and TCI Acquisition as if the transactions took place as of January 1, 2017, and combine the historical results of the Company, PCF and TCI.

The pro forma condensed combined financial statements do not necessarily reflect what the combined Company’s results of operations would have been had the acquisitions occurred on the date indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined Company. The actual financial results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The pro forma condensed combined financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of PCF and TCI as a result of restructuring activities and other planned cost savings initiatives following the completion of the acquisitions.

2.	Description of the Transactions

PCF Acquisition

On March 29, 2018, the Company acquired a 51% interest in the outstanding equity of PCF pursuant to the terms of the option agreement between the Company and PCF for total cash consideration of $8,029,519 and $427,358 in transaction costs. The Company financed the acquisition with proceeds from the Private Offering and cash on hand as of March 29, 2018. Subsequent to December 31, 2017 and through March 31, 2018, the Company received aggregate gross proceeds of $3,752,839 from the issuance of shares of common stock in the Private Offering, including 293,196 shares of Class K common stock for gross proceeds of $2,912,839, at a weighted average of $9.93 per share, and 84,000 shares of Class A common stock to investors for gross proceeds of $840,000, at a weighted average of $10.00 per share. Proceeds from the Private Offering equal to $3,002,839 were available to fund the PCF Acquisition.

Procaccianti Hotel REIT, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

PCF was formed on April 21, 2017 and, as of March 29, 2018, owned two hotels – the St. Pete Hotel and the Wilmington Hotel. Each hotel was acquired by PCF in 2017 and accounted for as an asset acquisition in accordance with ASU 2017-01, Clarifying the Definition of a Business and ASC Topic 805, Business Combinations. Therefore, the total purchase price, including transaction costs, was allocated to the assets acquired based on their relative fair values.

The PCF Historical operations for the year ended December 31, 2017 include the operations of the St. Pete Hotel and Wilmington Hotel from the date of PCF’s acquisition, or June 29, 2017 and May 24, 2017, respectively, through December 31, 2017.

PCF Predecessor Historical includes the historical operations of the St. Pete Hotel for the period January 1, 2017 through June 28, 2017.

PCF Acquisition includes the historical operations of the Wilmington Hotel for the period January 1, 2017 through May 23, 2017.

TCI Acquisition

On August 15, 2018, the Company acquired TCI pursuant to the purchase and sale agreement between the Company and GTHP for a purchase price of $26,050,000 adjusted for a $41,000 purchase price credit, $234,441 of capitalized acquisition costs and net liabilities assumed of $232,771. The acquisition was funded with a combination of (1) proceeds from a first mortgage loan on TCI in the principal amount of $17,836,000; (2) proceeds from a loan made to the Company on August 15, 2018, by Procaccianti Companies, Inc., an affiliate of the Company, in the principal amount of $6,600,000; and (3) cash on hand as of August 15, 2018 from operations and proceeds from the sale of shares of Class K and Class A common stock of the Company in the Private Offering. Subsequent to June 30, 2018 and through August 15, 2018, the Company received aggregate gross proceeds of $1,344,000 from the issuance of shares of common stock in the Private Offering, including 131,399 shares of Class K common stock for gross proceeds of $1,304,000, at a weighted average of $9.92 per share, and 4,000 shares of Class A common stock to investors for gross proceeds of $40,000, at a weighted average of $10.00 per share. Proceeds from the Private Offering equal to $3,395,900 were available to fund the TCI Acquisition.

3.	Pro forma adjustments (PCF Acquisition)

The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to the transactions as if the acquisition of PCF by the Company and PCF’s hotel property acquisitions and financing transactions had occurred on January 1, 2017.

(a)	Represents a $66,995 reduction in management fees as the result of PCF entering into new management agreements upon completion of the hotel acquisitions. PCF signed new management agreements with affiliates of the Company to manage the hotels for a management fee of 3.0% of revenue of each hotel. Pre-acquisition management fees were 5.00% and 3.85% for the St. Pete Hotel and the Wilmington Hotel, respectively.

(b)	Represents $147,263 and $35,602 in the year ended December 31, 2017 and the six months ended June 30, 2018, respectively, of annual asset management fees under the Company’s Advisory Agreement with Procaccianti Hotel Advisors, LLC (the “Advisor”) equal to 0.75% of asset cost.

Procaccianti Hotel REIT, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(c)	Represents $366,648 and $24,447 in the year ended December 31, 2017 and the six months ended June 30, 2018, respectively, of additional depreciation for the hotels based on the allocation of the Company’s purchase price.

(d)	Represents $28,961 and $7,240 in the year ended December 31, 2017 and the six months ended June 30, 2018, respectively, of amortization of intangible assets as the result of recording the mortgages acquired at fair value.

(e)	Represents adjustment to reflect $127,884 increase of interest expense under the mortgages for the St. Pete Hotel and the Wilmington Hotel at PCF’s mortgage’s interest rates.

(f)	Represents allocation of income of $129,991 and $113,420 to noncontrolling interests within the statement of operations, which is 49% of the pro forma PCF net income for the year ended December 31, 2017 and six months ended June 30, 2018, respectively.

(g)	Represents adjustment to the weighted average shares outstanding based on the assumption that the financing transactions that occurred on various dates from inception to March 31, 2018 would have been completed on or prior to completion of the pro forma acquisition date of January 1, 2017, in order to fund the PCF Acquisition.

	Shares Issued and Outstanding	Pro-Forma Weighted Average Shares
	March 31, 2018	Year ended December 31, 2017	Six months ended June 30, 2018

Class K common shares	842,287	842,287	842,287
Class K-I common shares	10	10	10
Class K-T common shares	10	10	10
Class A common shares	306,410	306,410	306,410
Class B common shares	125,000	125,000	125,000

(h)	Represents elimination of nonrecurring items. Transaction costs incurred during the six months ended June 30, 2018 were $427,358 and include $302,380 of third party costs and $124,978 of fees payable to affiliates. Transaction costs were expensed by the Company in accordance with ASC Topic 810, Consolidation, as the transaction was determined to be an asset acquisition under the variable interest entity (“VIE”) model.

(i)	The gain on acquisition of $42,026 recorded by the Company as the result of the PCF acquisition representing an asset acquisition under the VIE model has been excluded as it is a nonrecurring item directly related to the transaction.

Procaccianti Hotel REIT, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

4.	Pro forma adjustments (TCI Acquisition)

The unaudited pro forma condensed combined statements of operations include pro forma adjustments to give effect to the transactions as if the acquisition of TCI by the Company had occurred on January 1, 2017 and the unaudited pro forma condensed combined balance sheet includes pro forma adjustments to give effect to the transaction as if the acquisition had occurred on June 30, 2018.

(a)	Represents allocation of purchase price of $10,295,638 to the acquired property and equipment.

(b)

To reflect the purchase price, cash received for net liabilities assumed, elimination of TCI’s historical cash balance, cash reserved for property improvement plan and proceeds from new debt issuance and shares sold.

Purchase price	$(26,050,000)
Purchase price credit	41,000
Acquisition costs	(234,441)
Purchase price consideration	(26,243,441)
Net liabilities assumed	232,771
Elimination of TCI's historic cash balance	(681,041)
Reserve for property improvement plan	(988,422)
Issuance of new promissory note and mortgage, net of debt issuance costs of $223,510	24,212,490
Equity proceeds from the issuance of 131,399 shares of Class K common stock and 4,000 shares of Class A common stock	1,344,000
Pro forma adjustment to cash and cash equivalents	$(2,123,643)

(c)	Represents net adjustment by the Company to record restricted cash of $988,422 reserved for the TCI property improvement plan.

(d)	Represents elimination of TCI’s net accounts receivable of $112,130, which were not acquired.

(e)	Represents the net adjustment by the Company to record $131,659 of prepayments for taxes and services.

(f)	Reflects the new debt of $24,212,490, net of costs of $223,510, incurred to finance the TCI acquisition and the elimination of TCI historical debt of $9,303,581 not assumed as part of the acquisition.

(g)	Represents the adjustment to eliminate TCI’s historical accounts payable and other liabilities not assumed in the acquisition and record nonrecurring acquisition costs and acquisition fee incurred that are directly related to the TCI Acquisition.

Procaccianti Hotel REIT, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Elimination of TCI's historic accounts payable and other liabilities	$(546,571)
Acquisition cost	234,441
Acquisition fee	413,001
Pro forma adjustment to accounts payable, accrued expenses and other	$100,871

(h)	Represents the adjustment to eliminate TCI’s historical stockholders’ equity and record additional shares issued by the Company less nonrecurring transaction costs and acquisition fee incurred.

Elimination of TCI's historical stockholders equity	$(7,494,103)
Equity proceeds from the issuance of 131,399 shares of Class K common stock and 4,000 shares of Class A common stock	1,344,000
Acquisition cost	(234,441)
Acquisition fee	(413,001)
Pro forma adjustment to stockholders' equity	$(6,797,545)

(i)	Represents increase in annual management fees of $128,065 and $68,657 in the year ended December 31, 2017 and the six months ended June 30, 2018, respectively, under the Advisory Agreement with the Advisor equal to 0.75% of asset cost. Pre-acquisition asset management fees were 1.00% of gross revenues.

(j)	Represents $612,510 and $295,356 in the year ended December 31, 2017 and the six months ended June 30, 2018, respectively, of decrease in depreciation for the hotels based on the allocation of the Company’s purchase price and assignment of useful lives.

(k)	Represents $1,777 and $2,304 in the year ended December 31, 2017 and the six months ended June 30, 2018, respectively, of decrease in amortization of the franchise fee.

(l)	Represents adjustments to reflect interest expense under debt issued by the Company to fund the TCI Acquisition. The LIBOR rate assumed for purposes of preparing this pro forma financial information is 2.06%, the one-month LIBOR rate as of August 15, 2018.

(m)	Represents adjustment to the weighted average shares outstanding based on the assumption that the financing transactions that occurred on various dates from inception to August 15, 2018 would have been completed on or prior to completion of the pro forma acquisition date of January 1, 2017, in order to fund the TCI Acquisition.

Procaccianti Hotel REIT, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

	Shares Issued and Outstanding	Pro-Forma Weighted Average Shares
	August 15, 2018	Year ended December 31, 2017	Six months ended June 30, 2018

Class K common shares	1,237,618	1,237,618	1,237,618
Class K-I common shares	10	10	10
Class K-T common shares	10	10	10
Class A common shares	314,410	314,410	314,410
Class B common shares	125,000	125,000	125,000